Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces First Quarter 2015 Results

Achieves Primary Efficacy Endpoint in VISION Clinical Trial for Pantheris™

Redwood City, California, May 6, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, today reported financial results for the first quarter ended March 31, 2015.

Recent Highlights

•                  Achieved primary efficacy endpoint in VISION study, with 30-day data accepted for initial presentation on May 20, 2015 at EuroPCR, the premier international conference for interventional medicine

•                  Added three new lumivascular accounts in the first quarter, expanding the installed base of the Company’s lumivascular platform to 63 accounts

•                  Grew lumivascular console revenues by 72% compared to the same quarter in the prior year

•                  Appointed experienced peripheral vascular sales leader John Borrell as the Company’s new Vice President of Sales

“Our first quarter results reflect the meaningful progress we are making towards our goal of becoming the leading provider of image-guided medical devices for the treatment of vascular diseases. We continued to expand lumivascular accounts, as well as raise awareness of our lumivascular platform with physicians throughout the U.S.  At the same time, we remain on track for the anticipated commercial launch of Pantheris in early 2016,” said Jeff Soinski, President and Chief Executive Officer. “The recent addition of John Borrell to lead our sales organization reflects another important milestone in our growth, and we welcome his contributions to the Avinger team.”

Commenting on the Pantheris VISION trial, Dr. John B. Simpson, Avinger’s Founder and Executive Chairman, stated, “I am delighted with the very positive results we are already seeing out of our VISION trial. We have surpassed our primary efficacy endpoint, which requires that residual stenosis of less than 50% post-Pantheris treatment is achieved in greater than 87% of patients. Based on 30-day follow-up data, we also believe we are on track to meet our primary safety endpoint once all six-month follow-up data becomes available. I am very pleased by the progress of Pantheris and continue to expect filing of our 510(k) application with the FDA in the second half of the year.”

First Quarter Financial Results

Total revenue was $2.1 million for the first quarter ended March 31, 2015, consistent with the first quarter of 2014. Lightbox™ imaging console sales were $0.6 million, a 72% increase over the same quarter in the prior year, while revenues from disposable devices were $1.5 million, a 14% decrease compared to the first quarter of 2014. The revenue results reflect the Company’s commercial focus on its lumivascular programs to broaden physician exposure to optical coherence tomography (OCT) image interpretation and build the Lightbox installed base prior to availability of Pantheris.

Gross margin for the first quarter of 2015 was 38%, up from 29% in the comparable quarter in 2014. This increase was primarily attributable to operational efficiencies achieved in our lumivascular manufacturing processes.

Operating expenses for the first quarter of 2015 were $10.2 million, compared to $7.0 million in the first quarter of 2014. This growth was primarily attributable to increased investments in our commercial infrastructure, costs associated with operating as a public company, and expenses associated with our VISION clinical study.

Loss from operations for the first quarter of 2015 was $9.4 million, compared to $6.4 million for the first quarter of 2014. Net loss attributable to common stockholders for the first quarter of 2015 was $12.8 million, compared to $8.0 million in the first quarter of 2014. This metric for the first quarter of 2015 included a nonrecurring $2.4 million noncash charge associated with an amendment to the Company’s Series E Preferred Stock Purchase Agreement approved prior to the Company’s initial public offering.

Adjusted EBITDA, a non-GAAP measure, was a loss of $7.9 million for the first quarter of 2015, compared to a $5.8 million loss for the first quarter of 2014.

Cash and cash equivalents totaled $69.4 million as of March 31, 2015 compared to $12.3 million as of December 31, 2014.

2015 Outlook

As stated on March 12, 2015, Avinger management projects total revenue for 2015 to be in the range of $12 million to $14 million, which represents year-over-year growth ranging from 7% to 25%.

Adjusted EBITDA for 2015 is projected to be a loss of $31 million to $33 million, representing an increase of 35% to 44% over 2014, as the Company invests in the development of its lumivascular platform and expansion of its commercial infrastructure.

Conference Call

Avinger will hold a conference call today, May 6, at 1:30pm PT/4:30pm ET to discuss its first quarter results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 22969327. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning May 6, 2015 at 4:30pm PT/7:30pm ET through midnight on May 7, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 22969327. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console and Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs. The Company is also developing Pantheris™, an image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. Pantheris is currently undergoing a U.S. clinical trial intended to support a 510(k) submission to the FDA in the second half of 2015. For more information, please visit the Company’s website at www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the market opportunity for our products, guidance on future financial performance, progress towards achieving clinical endpoints and planned regulatory and commercialization activities.  Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris, which has not been approved and may not be approved; the outcome of clinical trial results including our VISION clinical trial; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-K filing made with the Securities and Exchange Commission on March 27, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Leigh Salvo

(415) 513-1281

Email: ir@avinger.com

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$69,404	$12,316
Accounts receivable, net	1,292	2,068
Inventories	4,045	3,991
Prepaid expenses and other current assets	1,628	562
Total current assets	76,369	18,937

Property and equipment, net	2,585	2,608
Other assets	939	3,235
Total assets	$79,893	$24,780

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,654	$1,013
Accrued compensation	1,359	1,147
Accrued expenses and other current liabilities	4,476	4,850
Borrowings	3,745	1,873
Total current liabilities	11,234	8,883

Borrowings, net of current portion	16,747	18,537
Convertible notes and accrued interest	9,064	8,643
Other long-term liablities	258	325
Total liabilities	37,303	36,388

Convertible preferred stock	—	132,260
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	12	—
Additional paid-in capital	201,912	2,665
Accumulated deficit	(159,334)	(146,533)
Total stockholders’ equity (deficit)	42,590	(143,868)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$79,893	$24,780

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$2,088	$2,119
Cost of revenues	1,288	1,503
Gross profit	800	616

Operating expenses:
Research and development	3,860	2,856
Selling, general and administrative	6,365	4,139
Total operating expenses	10,225	6,995
Loss from operations	(9,425)	(6,379)

Interest income	3	1
Interest expense	(1,323)	(1,573)
Other income (expense), net	329	1
Loss before provision for income taxes	(10,416)	(7,950)
Provision for income taxes	1	21
Net loss	(10,417)	(7,971)
Adjustment to net loss resulting from convertible preferred stock modification	(2,384)	—
Net loss and comprehensive loss attributable to common stockholders	$(12,801)	$(7,971)

Net loss attributable to common stockholders per share, basic and diluted	$(1.53)	$(32.94)

Weighted average common shares used to compute net loss per share, basic and diluted	8,373	242

Reconciliation of GAAP to Non-GAAP Financial Information

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Loss from operations	$(9,425)	$(6,379)
Add: Stock-based compensation	1,232	188
Add: Depreciation and amortization	317	406
Adjusted EBITDA	$(7,876)	$(5,785)